Exhibit 10.19
RESTRICTED STOCK UNIT AWARD AGREEMENT
The Shaw Group Inc.
2008 Omnibus Incentive Plan
     This Restricted Stock Unit Award Agreement (the “Agreement”) dated as of Grant Date (the date as of which the Restricted Stock Units evidenced hereby were awarded) is entered into between The Shaw Group Inc. (the “Company”) and Recipient Name (the “Awardee”), pursuant to The Shaw Group Inc. 2008 Omnibus Incentive Plan (as amended and restated from time to time, the “Plan”).
     THE PARTIES HERETO AGREE AS FOLLOWS:
1. Incorporation of Plan Provisions. The Award evidenced hereby is made under and pursuant to the Plan, a copy of which is available from the Company’s Secretary and incorporated herein by reference, and the Award is subject to all of the provisions thereof. Capitalized terms used herein without definition shall have the same meanings given such terms in the Plan. The Awardee represents and warrants that he or she has read the Plan and is fully familiar with all the terms and conditions of the Plan and agrees to be bound thereby.
2. Award of Restricted Stock Units. In consideration of the services performed and to be performed by the Awardee, the Company hereby awards (the “Award”) to the Awardee under the Plan a total of # shares Restricted Stock Units subject to the following terms and restrictions.
3. Vesting of Restricted Stock Units. The Restricted Stock Units shall vest according to the following schedule (each date vesting occurs shall be referenced herein as a “Vesting Date”):

Cumulative percentage of units
On or after each of the following dates:	vested:
1st Vesting Date	25%
2nd Vesting Date	50%
3rd Vesting Date	75%
4th Vesting Date	100%
Notwithstanding the above, occurrence of any of the following events shall cause the immediate vesting of Restricted Stock Units:
(i)	the death of the Awardee

(ii)	the retirement of the Awardee on or after the Awardee’s normal retirement date; and

(iii)	the disability of the Awardee.
For purposes of this Agreement, a “disability” shall exist when the Awardee is unable to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by the Committee in its sole discretion.

Restricted Stock Unit Awards shall be entirely forfeited by the Awardee in the event that prior to vesting the Awardee breaches any terms or conditions of the Plan, the Awardee resigns from or is terminated by the Company, or any condition(s) imposed upon the vesting are not met.
4. Restricted Stock Units are Non-Transferable. The Restricted Stock Units awarded hereby may not be sold, assigned, transferred, pledged or otherwise disposed of, either voluntarily or involuntarily, prior to payment.
5. Payment upon Vesting of Restricted Stock Units. Subject to the terms and conditions of the Plan, the Company shall, as soon as practicable following each Vesting Date, either:
     (a) deliver to you a number of Shares equal to the aggregate number of Restricted Stock Units which became vested on the Vesting Date;
     (b) make a cash payment to you equal to the Fair Market Value of a Share on the Vesting Date multiplied by the number of Restricted Stock Units which became vested on the Vesting Date; or
     (c) use any combination of (a) or (b), in the sole discretion of the Company.
Upon payment by the Company, the respective Restricted Stock Units shall therewith be canceled.
6. No Dividend or Voting Rights. The Awardee acknowledges that he or she shall be entitled to no dividend or voting rights with respect to the Restricted Stock Units.
7. Withholding Taxes; Section 83(b) Election.
     (a) No Shares or cash will be payable upon the vesting of a Restricted Stock Unit unless and until the Awardee satisfies any federal, state or local withholding tax obligation required by law to be withheld in respect of this Award. The Awardee acknowledges and agrees that to satisfy any such tax obligation the Company may deduct and retain from the cash and/or Shares payable upon vesting of Restricted Stock Units such cash and/or such number of Shares as is equal in value to the Company’s minimum statutory withholding obligations with respect to the income recognized by the Awardee upon such vesting (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such income). The number of such Shares to be deducted and retained shall be based on the closing price of the Common Stock on the applicable Vesting Date.
     (b) The Awardee acknowledges that no election under Section 83(b) of the Internal Revenue Code of 1986 may be filed with respect to this Award.
8. Miscellaneous.
     (a) No Representations or Warranties. Neither the Company nor the Committee or any of their representatives or agents has made any representations or warranties to the Awardee with respect to the income tax or other consequences of the transactions contemplated by this Agreement, and the Awardee is in no manner relying on the Company, the Committee or any of their representatives or agents for an assessment of such tax or other consequences.
     (b) Employment. Nothing in this Agreement or in the Plan or in the making of the Award shall confer on the Awardee any right to or guarantee of continued employment with the Company or any of its Subsidiaries or in any way limit the right of the Company or any of its Subsidiaries to terminate the employment of the Awardee at any time.

     (c) Investment. The Awardee hereby agrees and represents that any Shares payable upon Vesting of the Restricted Stock Units shall be held for the Awardee’s own account for investment purposes only and not with a view of resale or distribution unless the Shares are registered under the Securities Act of 1933, as amended.
     (d) Necessary Acts. The Awardee and the Company hereby agree to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.
     (e) Binding Effect; Applicable Law. This Agreement shall bind and inure to the benefit of the Company and its successors and assigns, and the Awardee and any heir, legatee, or legal representative of the Awardee. This Agreement shall be interpreted under and governed by and constructed in accordance with the laws of the State of Louisiana.
     (f) Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.
     (g) Amendment. This Agreement may be amended by written agreement of the Awardee and the Company, without the consent of any other person.
     Executed in duplicate as of the day and year first above written.

THE SHAW GROUP INC.
By:	/s/ Clifton S. Rankin
	Name:	Clifton S. Rankin
	Title:	General Counsel and Corporate Secretary

AWARDEE:

Name: Name of Award Recipient

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